As filed with the Securities and Exchange Commission on November 9, 2007

File No. 001-33661

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of
The Securities Exchange Act of 1934

Guaranty Financial Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	74-2421034
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.	)

1300 MoPac Expressway South
Austin, Texas 78746
(Address of principal executive offices, including Zip code)

(512) 434-1000
(Registrant’s telephone number, including area code)

Copies to:

Scott A. Almy General Counsel and Secretary Guaranty Financial Group Inc. 8333 Douglas Avenue Dallas, Texas 75225 (214) 360-3360	Stephen W. Hamilton, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue Washington, D.C. 20005-2111 (202) 371-7000

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $1.00 par value per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Guaranty Financial Group Inc.

Cross-Reference Sheet Between the Information Statement and Items of Form 10
Information Included in the Information Statement that is Incorporated by
Reference into the Registration Statement on Form 10

Item No.	Item Caption	Location in Information Statement

1.	Business	Summary; Risk Factors; Cautionary Statement Concerning Forward-Looking Statements; Description of Our Business; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Certain Relationships and Related Party Transactions
1A.	Risk Factors	Risk Factors; and Cautionary Statement Concerning Forward-Looking Statements
2.	Financial Information	Summary; Risk Factors; Capitalization; Selected Historical Financial Information; and Management’s Discussion and Analysis of Financial Condition and Results of Operations
3.	Properties	Description of Our Business — Properties
4.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Certain Beneficial Owners and Management
5.	Directors and Executive Officers	Management
6.	Executive Compensation	Management
7.	Certain Relationships and Related Transactions, and Director Independence	Summary; Risk Factors; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Management; Certain Relationships and Related Party Transactions
8.	Legal Proceedings	Description of Our Business — Legal Proceedings
9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	Summary; The Spin-off; Risk Factors; Dividend Policy; and Description of Our Capital Stock
10.	Recent Sales of Unregistered Securities	Not applicable
11.	Description of Registrant’s Securities to be Registered	Description of Our Capital Stock
12.	Indemnification of Directors and Officers	Indemnification of Directors and Officers
13.	Financial Statements and Supplementary Data	Summary; Selected Historical Financial Information; Management’s Discussion and Analysis of Financial Condition and Results of Operations; Pro Forma Financial Information; and Index to Financial Statements
14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Not applicable
15.	Financial Statements and Exhibits	Index to Financial Statements

(a) List of Financial Statements and Schedules

The following financial statements are included in the information statement and filed as part of this Registration Statement on Form 10:

(1) Annual Financial Statements of Guaranty Financial Group Inc., including Report of Independent Registered Public Accounting Firm;

(2) Interim Financial Statements of Guaranty Financial Group Inc.

Schedules have been omitted because the information required to be set forth therein is not applicable or the information is otherwise included in the Financial Statements or notes thereto.

(b) Exhibits:

See the attached index list following the signature page.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to its Form 10 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Guaranty Financial Group Inc.

By:	/s/ Kenneth R. Dubuque
Name: Kenneth R. Dubuque

Title: President and Chief Executive Officer

Date: November 9, 2007

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

2.1		Form of Separation and Distribution Agreement among the Registrant, Forestar Real Estate Group (“Forestar”) and Temple-Inland Inc.
3.1		Form of Amended and Restated Certificate of Incorporation of the Registrant*
3.2		Form of Amended and Restated Bylaws of the Registrant*
4.1		Specimen Certificate for shares of common stock, par value $1.00 per share, of the Registrant*
4.2		Form of Stockholder Rights Agreement between the Registrant and , as Rights Agent*
4.3		Form of Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock*
10.1		Form of Tax Matters Agreement among the Registrant, Forestar and Temple-Inland Inc.
10.2		Form of Employee Matters Agreement among the Registrant, Forestar and Temple-Inland Inc.
10.3		Form of Master Transition Services Agreement among the Registrant, Forestar and Temple-Inland Inc.
10.4		Form of Guaranty Financial Group Inc. Retirement Savings Plan*
10	.5†	Form of Guaranty Financial Group Inc. Supplemental Employee Retirement Plan*
10	.6†	Form of Guaranty Financial Group Inc. 2007 Stock Incentive Plan*
10	.7†	Form of Guaranty Financial Group Inc. Non-Employee Director Deferred Compensation Plan*
10.8		Master Transactions Agreement between the Registrant and the Federal Home Loan Bank of Dallas dated August 1, 2005**
10.9		Advances and Security Agreement between the Registrant and the Federal Home Loan Bank of Dallas dated August 1, 2005**
10	.10†	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors*
10	.11†	Form of Change in Control Agreement between the Registrant and each of its named executive officers**
10	.12†	Employment Agreement between the Registrant and Kenneth R. Dubuque dated August 9, 2007**
21.1		List of Subsidiaries of the Registrant*
99.1		Information Statement of Guaranty Financial Group Inc., subject to completion, dated as of November 9, 2007

*	To be filed by amendment.

**	Previously filed.

†	Management contract or compensatory plan or arrangement